MIDDLESEX WATER COMPANY APPOINTS TATYANA KAPLAN AS
VICE PRESIDENT AND CHIEF ACCOUNTING OFFICER

ISELIN, N.J., March 26, 2026 -- Middlesex Water Company (NASDAQ: MSEX) has announced today that Mrs. Tatyana Kaplan joined the company as Vice President and Chief Accounting Officer, effective March 26, 2026.
“We are delighted to welcome Tatyana Kaplan to our executive leadership team as Vice President and Chief Accounting Officer,” stated Nadine Leslie, Chair, President and Chief Executive Officer of Middlesex Water Company “Tatyana brings a distinguished background in regulated utility accounting and a proven ability to navigate the unique financial complexities of our industry. Her deep expertise in rate case strategy and commitment to operational excellence will be instrumental as we continue to deliver value to our customers and shareholders."
Mrs. Kaplan was most recently the Director of Accounting for Veolia North America regulated utility business where she led the regulatory accounting and reporting across six different jurisdictions. In addition, she played a critical role in the development and execution of the accounting and finance transformation roadmap. Prior to joining Veolia, she was the Associate Manager at Prudential Financial, Inc. responsible for external financial reporting. Prior to joining Prudential Financial, Inc., she was a Senior Associate at PricewaterhouseCoopers LLP in the power and utilities sector.
Mrs. Kaplan is a Certified Public Accountant. She attended Leonard N. Stern School of Business at New York University, where she received a Bachelor of Science in Finance and a Master of Science in Accounting.
In addition, Middlesex Water Company announced the departure of Mr. Robert J. Capko from the Principal Accounting Officer position. Mr. Capko will remain an employee of the Company as the Corporate Controller.
About Middlesex Water Company

Middlesex Water Company (“Middlesex”) is one of the nation’s premier investor-owned water and wastewater utilities. Established in 1897, Middlesex is a trusted provider of life-sustaining services to more than half a million people in New Jersey and Delaware. The company focuses on employee engagement, operational excellence, superior customer experience, investment in infrastructure, and selective and sustainable growth to deliver value to our customers, investors, and the communities we serve.